Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Place of Incorporation
Subsidiaries

1Verge Internet Technology (Beijing) Co., Ltd.	PRC

Jet Brilliant Limited	Hong Kong

Beijing Jet Brilliant Advertising Co., Ltd.	PRC

Variable Interest Entities

1Verge Information Technology (Beijing) Co., Ltd.	PRC

Jiaheyi Advertising (Beijing) Co., Ltd.	PRC

1